Exhibit 10.23

CONSULTING AGREEMENT

Effective Date: January 1, 2012

Name and Address of Consultant:

E. Premkumar Reddy, Ph.D. (“Consultant”)

Mount Sinai School of Medicine

Department of Oncological Sciences

One Gustave L. Levy Place

New York, NY  10029

Federal Tax ID# or SSN#:

Name and Address of Onconova Contact:

Ramesh Kumar, Ph.D., President

Onconova Therapeutics, Inc.

375 Pheasant Run

Newtown, PA 18940

Terms and Conditions of Consulting Service

Onconova and Consultant agree:

1.                                      Scope of Work

Consultant will perform consulting and/or advisory services (the “Services”) as it relates to Onconova’s existing proprietary products and/or those already in planning and development prior to Consultant’s employment with Mount Sinai School of Medicine (MSSM) (collectively, the “Field”) for Onconova (“Onconova”) as described in greater detail in Schedule 1.  All services performed under this Agreement shall be in the Field.  Therefore all references herein (and in any attached schedule) to “Services” shall be understood as references to Services in the Field.  The attached schedules are hereby incorporated into and made fully a part of this Agreement.  Consultant is entering into this Agreement in Consultant’s individual capacity and not as an employee or agent of MSSM and confirms that Consultant’s performance of the Services in the Field under and during the Term of this Agreement shall be separate and distinct from Consultant’s job responsibilities as an employee of MSSM.

Consultant shall not perform any services for Onconova that would encroach on (i) Consultant’s job responsibilities as an employee of Mount Sinai or (ii) any non-publicly available, confidential, or proprietary information related to processes or clinical trials performed at Mount Sinai.  In performing the Services,

Consultant shall not function as an investigator on any research project and shall not perform any of the Services on Mount Sinai School of Medicine (“MSSM”) premises (with the exception of de minimis use of Consultant’s MSSM office, office computer, and school library).  Any photograph, videotape, reproduction, likeness or image of Consultant shall not be used by Onconova, its affiliates, subsidiaries or successors for recruiting, publicity, marketing, company/product endorsement or promotional purposes.  Any presentation Consultant provides in Consultant’s performance of the Services shall be of Consultant’s own creation; Consultant shall control the content of such presentation, and such presentation shall become the property of Onconova subject to the terms of Paragraph 7 of this Agreement.

2.                                      Compensation

Onconova will pay Consultant a consulting fee in the amount and on the terms specified in attached Schedule 1.

3.                                      Manner of Performance

Consultant will perform no Services on MSSM premises.  Consultant represents that Consultant’s performance of the Services in the Field under and during the Term of this Agreement shall not involve (i) the use of any facilities, space, materials or other resources of MSSM, including resources provided by outside sources, except de minimis use of Consultant’s MSSM office, office computer, and school library, or (ii) the use of financial support from MSSM, including funding from any outside source awarded to or administered by MSSM, or (iii) the use of any intellectual property developed within an area of research that Consultant has conducted or will conduct under a research project sponsored by MSSM or a third party, each of (i), (ii) and (iii) during the Term of this Agreement.  Consultant represents that Consultant has the requisite expertise, ability, and legal right to render the Services and will perform the Services in an efficient manner.  Consultant will abide by all laws, rules, and regulations that apply to the performance of the Services, including applicable requirements regarding equal employment opportunity and related rules.

4.                                      Confidentiality

Consultant hereby acknowledges that, in Consultant’s performance of the Services in the Field under and during the Term of this Agreement, Consultant may be provided with confidential and proprietary Onconova information (“Confidential Information”) and therefore, Consultant hereby confirms that all such Confidential Information will be kept confidential by Consultant, except to the extent required for performance of the Services in the Field.  “Developments” as defined below, shall also be considered Confidential Information.  Consultant shall not publish regarding the Services in the Field performed under and during the Term of this Agreement without first providing Onconova with the opportunity to review and offer reasonable objection to the contemplated publication.  The confidentiality obligations and use restrictions of this Agreement regarding Confidential Information shall apply during the Term of this Agreement and for five (5) years after its termination or expiration.  Within fifteen (15) days of the termination or expiration of this Agreement, Consultant will return to Onconova all Confidential Information, including all copies thereof.

The confidentiality obligations and use restrictions regarding Confidential Information shall not apply to information that: (a) becomes part of the public domain without the fault of Consultant; (b) is rightfully obtained by Consultant from a third party with the right to transfer such information without imposing an obligation of confidentiality; (c) is independently developed by Consultant without use of Onconova’s Confidential Information, as evidenced by written record; or (d) was lawfully in Consultant’s possession at the time of disclosure to Consultant by Onconova, without restriction on disclosure, as evidenced by written record.  In addition, Consultant may disclose Confidential Information as required by law, court order, or other governmental authority with jurisdiction, provided that Consultant promptly notifies Onconova in writing of such requirement and complies, at Onconova’s written request and expense, with Onconova’s lawful efforts to prevent or limit the scope of such required disclosure.

5.                                      Notwithstanding the foregoing or anything else in this Agreement, Onconova acknowledges that Consultant is a full-time employee of Mount Sinai School of Medicine (“MSSM”) and agrees that, in the event the terms and conditions of this Agreement are in conflict with the terms and conditions of Consultant’s employment by MSSM, including the terms of any grants or contracts administered by MSSM for which Consultant performs services, the latter shall prevail.  Consultant represents that, as of the date of his/her execution of this Agreement, to the best of Consultant’s knowledge there are no such conflicts, and if any arise during the Term of this Agreement, Consultant shall promptly inform Onconova and Onconova shall have the right in such event immediately to terminate this Agreement.

6.                                      Independent Contractor

Consultant is an independent contractor, not an employee or agent of Onconova.  Nothing in this Agreement shall render Consultant, or any of his/her agents or employees, an employee or agent of Onconova, nor authorize or empower Consultant or his/her agents or employees to speak for, represent, or obligate Onconova in any way.  Onconova recognizes that Consultant retains all the rights and privileges of an employer, including but not limited to the right to hire, direct, discipline, compensate, and terminate its employees assigned to the Onconova account.  Consultant assumes any and all liabilities regarding Section 1706 and Section 414(n) of the Internal Revenue Code of 1986.  Consultant is entering into this Agreement in Consultant’s individual capacity and not as an employee or agent of MSSM and confirms that Consultant’s performance of the Services in the Field under and during the Term of this Agreement shall be separate and distinct from Consultant’s job responsibilities as an employee of MSSM.

7.                                      Ownership of Developments

All written materials and other works that may be subject to copyright and all patentable and unpatentable inventions, and discoveries (including but not limited to any computer software) that are made, conceived, or written by Consultant in Consultant’s performance of the Services in the Field under and during the Term of this Agreement (“Developments”) shall be Onconova’s property.  Consultant agrees to hold all Developments confidential in accordance with paragraph 4 of this Agreement.

Notwithstanding the foregoing, Onconova shall not acquire any rights by reason of this Agreement in any publication, invention, discovery, improvement or other intellectual property, whether or not publishable, patentable or copyrightable, or any other results of research developed as a result of a program of research financed, in whole or in part, by funds under the control of MSSM.  Any intellectual property right regarding works, inventions and/or discoveries made under any agreement between Onconova and MSSM shall be governed by such agreement.

8.                                      Disclosure and Transfer of Developments

Consultant will disclose promptly to Onconova each Development and, upon Onconova’s request and at Onconova’s expense, Consultant will assist Onconova, or anyone it designates, in filing a patent or copyright application in any country in the world covering such Development.  Each Development that is a copyrightable work, to the extent permitted by law, will be considered a work made for hire and the authorship and copyright in the work shall be in Onconova’s name.  During the Term, Consultant will execute all papers and do all things, which may be necessary or advisable, in the opinion of Onconova, to process such applications and to vest in Onconova, or its designee, all the right, title, and interest in and to Developments.  If for any reason Consultant is unable to effectuate a full assignment of any Development, Consultant will transfer to Onconova, or its designee, its transferable rights, whether they be exclusive or nonexclusive, or as a joint inventor or partial owner of the Development.

9.                                      Disclosures to Onconova

If during the term of this Agreement, Consultant discloses any copyrightable works, inventions, or discoveries, to Onconova that were conceived or written prior to this Agreement, or which are not made or conceived in performance of the Services in the Field under and during the Term of this Agreement, Onconova will have no liability to Consultant because of its use of such works, inventions, or discoveries, except liability for infringement of any valid copyright or patent now or hereafter issued thereon.

10.                               Term

The term of this Agreement shall be from the Effective Date through the termination date specified in Schedule 1 unless earlier terminated in accordance with paragraph 11 (the “Term”).  This agreement may be renewed through written amendment agreed to by the parties, including review and approval by Consultant’s employer MSSM for compliance with MSSM’s policies.

11.                               Termination

Onconova may terminate this Agreement effective the day of notice by giving Consultant written notice of such termination if: (a) Consultant breaches any of his/her material obligations under paragraphs 4, 8, or 9 of this Agreement; or (b) fails to provide the standard of performance of Services that substantially meets Onconova’s reasonable expectations; or (c) fails at any time, given reasonable notice, to provide the contracted Services defined in the Schedules attached hereto.  If Onconova determines that it no longer requires the services of Consultant, it may terminate this Agreement by giving Consultant thirty (30) days’ written notice.  Likewise, Consultant may terminate this Agreement by giving Onconova thirty (30) days’ written notice.  Consultant will have the right to terminate this Agreement immediately if Onconova fails to provide payment for Services rendered within a period of thirty (30) days following submission of an invoice.

12.                               MSSM Name Use

Except for accurately describing Consultant’s affiliation with MSSM, neither party shall use MSSM’s name in a manner that would identify MSSM with any product or any commercial or Other activity that would imply endorsement or support thereof by MSSM.

13.                               General

Neither party may assign this Agreement.  This Agreement supersedes all prior agreements between the parties respecting the Services in the Field.  This

Agreement may not be changed or terminated orally by or on behalf of either party.  In the event either party breaches this Agreement, the other party will have the right to terminate this Agreement.  In the event of actual or threatened breach of any of the terms of paragraphs 4, 8, or 9, Onconova will have the right to seek specific performance and injunctive relief.  The rights granted by this paragraph are in addition to all other remedies and rights available at law or in equity.  This Agreement shall be construed according to the laws of the Commonwealth of Pennsylvania for contracts made within that state.

Any notice required or permitted to be given under this Agreement will be sufficient if in writing and if delivered personally, or sent by certified or registered mail as follows (or to such address as will be set forth in a notice given in the same manner):

If to Consultant:

E. Premkumar Reddy, Ph.D.
Mount Sinai School of Medicine
Department of Oncological Sciences
One Gustave L. Levy Place
New York, NY 10029

If to Onconova:

Ramesh Kumar, Ph.D., President
Onconova Therapeutics, Inc.
375 Pheasant Run
Newtown, PA 18940

Accepted and Agreed by:

Consultant:

/s/ E. Premkumar Reddy	July 25, 2012
E. Premkumar Reddy, Ph.D.	Date

Onconova Therapeutics, Inc.:

/s/ Ramesh Kumar	July 27, 2012
Ramesh Kumar, Ph.D.	Date

Schedule 1

Description of Services in the Field:

Consultant’s consulting and/or advisory services shall include:

Guidance and opinion on Temple University’s Intellectual Property that has been licensed for commercialization through Onconova (the “Patents”), including:

•                                          Explanation of development of original compounds, as it relates to Patents

•                                          Synthesis of compounds, as it relates to Patents

•                                          Feasibility aspects of Patents

•                                          Commercialization aspects of Patents

Compensation

Consultancy will be for a maximum of 25 full days (or 200 hours) at the annual rate of $165,000.00.  Payment will be made quarterly.

Term

This Agreement will be in effect until 12/31/2012, renewable.

CONSULTANT AGREEMENT RENEWAL

February 27, 2013

E. Premkumar Reddy, Ph.D.

Professor, Department of Oncological Sciences

and Department of Structural and Chemical Biology

Director, Experimental Cancer Therapeutics

Mount Sinai School of Medicine

1425 Madison Avenue

New York, NY 10029

Dear Dr. Reddy:

This letter refers to your Consulting Agreement with Onconova Therapeutics Inc.  We wish to renew this agreement thru December 31, 2013.  If in agreement, please sign and return a copy of this letter via email: lisa@onconova.us or via fax: 215-529-6580.

Best regards,

/s/ Ramesh Kumar

Ramesh Kumar, Ph.D.
President and CEO

I agree to renew my consulting agreement thru December 31, 2013.

/s/ E. Premkumar Reddy
E. Premkumar Reddy, Ph.D.